UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	April 29, 2005

EGL, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

000-27288 76-0094895
(Commission File Number) (IRS Employer Identification No.)

15350 Vickery Drive, Houston, Texas 77032
(Address of Principal Executive Offices) (Zip Code)

(281) 618-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 29, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of EGL, Inc. (the "Company") approved the following bonuses for 2004 and base salaries for 2005 for the Company’s executive officers:

Executive Officer	2004 Bonus	2005 Salary
James R. Crane Chairman and Chief Executive Officer	$125,000	$521,066
Elijio V. Serrano Chief Financial Officer and Director	$128,370	$300,000
E. Joseph Bento President of North America and Chief Marketing Officer	$150,563	$300,000
Ronald E. Talley Chief Operating Officer	$146,266	$300,000
Vittorio Favati Executive VP – Asia Pacific	(1)	$300,000

(1)

Mr. Favati was not an executive officer during 2004.

Also on April 25, 2005, the Compensation Committee adopted the 2005 Incentive Bonus Plan for Executive Management Employees (the “Cash Bonus Plan”).  The Cash Bonus Plan is an annual plan, which is calculated on a year-to-date basis and paid quarterly.  Under the Cash Bonus Plan, the Company’s executive officers are eligible for incentive bonus based on three criteria:  (1) the Company’s financial performance, (2) the target incentive bonus authorized by the Cash Bonus Plan, and (3) the employee’s personal performance against established goals.

Executives are eligible for a target incentive bonus amount equal to up to 100% of base salary.  The actual amount of the target incentive bonus will be based on the achievement of pre-established diluted earnings per share targets.  Under the Cash Bonus Plan, executives will establish at least three annual goals in conjunction with the CEO and the Board of Directors.  Progress and achievement of quarterly milestones associated with the annual completion of these goals will be a key factor in determining incentive bonus.

Under the Cash Bonus Plan, each quarter the Company’s year-to-date financial results will be reviewed against the diluted earnings per share targets.  Based on the targets, the applicable overall percentage of bonus will be applied against four factors; (1) the eligible employee’s year-to-date base pay, (2) the target incentive bonus amount, (3) the average percentage of quarterly milestone achievement year-to-date, and (4) the amount of incentive bonus paid year-to-date through this plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 5, 2005

EGL, INC.

By:

/s/ Elijio V. Serrano

Elijio V. Serrano

Chief Financial Officer